Exhibit 21

Significant Subsidiaries

Listed below are the significant subsidiaries of the Registrant as of December 31, 2012, and the states or jurisdictions in which they are incorporated or organized. The indentation reflects the principal parenting of each subsidiary. The names of other subsidiaries have been omitted from the list below, since they would not constitute, in the aggregate, a significant subsidiary as of December 31, 2012.

Schlumberger Antilles N.V., Curacao

Schlumberger B.V., Netherlands

Schlumberger Canada Limited, Canada

Schlumberger SA, France

Services Petroliers Schlumberger, France

Schlumberger Norge AS, Norway

Schlumberger Holdings Corporation, Delaware

Schlumberger Technology Corporation, Texas

Smith International Inc, Delaware

Schlumberger UK Limited, UK

M-I Holdings (UK) Limited, UK

Schlumberger Plc, UK

Schlumberger Oilfield UK Plc, UK

M-I Holdings BV, Netherlands

Schlumberger Oilfield Holdings Limited, BVI

Schlumberger Holdings Limited, BVI

Dowell Schlumberger Corporation, BVI

Schlumberger Logelco, Inc., Panama

Schlumberger Middle East SA., Panama

Schlumberger Offshore Services Limited, BVI

Schlumberger Overseas, SA, Panama

Schlumberger Seaco, Inc., Panama

Schlumberger Surenco, SA, Panama

WesternGeco Seismic Holdings Limited, BVI